Exhibit 99.1

February 9, 2015

PerkinElmer Elects Sylvie Grégoire to its Board of Directors

WALTHAM, Mass. – February 9, 2015 – PerkinElmer, Inc. (NYSE:PKI), a global leader focused on improving the health and safety of people and the environment, today announced that Sylvie Grégoire, Pharm. D., has been elected to its Board of Directors, effective February 6, 2015.

“It is with great enthusiasm that we welcome Sylvie as the newest member of our Board,” said Robert Friel, Chairman and CEO, PerkinElmer. “Her extensive experience gained through global leadership positions within top pharmaceutical and biotechnology companies will prove highly valuable in helping oversee the strategic direction of the Company.”

With nearly 30 years of industry experience, Dr. Grégoire most recently served as President of Human Genetic Therapies for Shire Plc for seven years. Prior to joining Shire, she was Executive Chairwoman of the Board for IDM Pharma, Inc. (currently a subsidiary of Takeda Pharmaceuticals). Dr. Grégoire has also held the role of President and CEO for GlycoFi, Inc., along with several leadership, regulatory and clinical research positions at Biogen, Inc. (now Biogen Idec Inc.) and Merck & Co.

Dr. Grégoire is currently a Board member of Galenica Limited and also served for five years on the Board of Cubist Pharmaceuticals. She received her Doctor of Pharmacy degree from the State University of New York at Buffalo and her Bachelor of Science from Laval University in Québec City, Canada.

About PerkinElmer, Inc.

PerkinElmer, Inc. is a global leader focused on improving the health and safety of people and the environment. The Company reported revenue of approximately $2.2 billion in 2014, has about 7,700 employees serving customers in more than 150 countries, and is a component of the S&P 500 Index. Additional information is available through 1-877-PKI-NYSE, or at www.perkinelmer.com.

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Contact:

Brian Willinsky

brian.willinsky@perkinelmer.com

+1- 781-663-5728